EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
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BRAEMAR HOTELS & RESORTS ANNOUNCES EXTENSION OF MORTGAGE LOAN FOR RITZ-CARLTON ST. THOMAS

DALLAS, August 6, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has successfully amended and extended its mortgage loan secured by the Ritz-Carlton St. Thomas. The amended $42.5 million loan has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan will continue to bear interest at a rate of LIBOR + 4.95%. Upon the re-opening of the hotel as a Ritz-Carlton, which is planned for later this year, there is the potential for the spread on the loan to be reduced. If the appraised value of the hotel results in a loan-to-value ratio between 65% and 70%, the spread will be reduced by 0.50%. If the appraised value of the hotel results in a loan-to-value ratio less than 65%, the spread will be reduced by 1.00%.
“The execution of this transaction was an excellent opportunity for us to extend the maturity of our Ritz-Carlton St. Thomas loan,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “With the hotel currently under redevelopment and a planned reopening later this year, pushing out the maturity date beyond December 2020 was a priority for us. We are pleased to have completed this transaction and are excited about the prospects for our soon-to-be reopened Ritz-Carlton St. Thomas.”
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.